                                                                    EXHIBIT 11.1

                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the average number of shares outstanding and earnings per share using the treasury-stock method.

SHARE INFORMATION

                                             Three Months Ended June 30, Six Months Ended June 30,
                                             --------------------------- -------------------------
                                                       2002         2001         2002         2001
                                               ------------ ------------ ------------ ------------
Common stock outstanding throughout the period    2,912,000    2,912,000    2,912,000    2,912,000
Weighted average exercised options                       --           --           --           --
Dilutive unexercised stock options
         (Treasury-Stock Method):
         Shares presumed issued at exercise               *            *            *            *
                                               ------------ ------------ ------------ ------------

Weighted average shares outstanding
     assuming full dilution                       2,912,000    2,912,000    2,912,000    2,912,000
                                               ============ ============ ============ ============

* Not applicable in periods noted, as the effect of these items would be anti-dilutive.

Exercisable antidilutive options for 50,000 and 41,000 shares were outstanding at June 30, 2002 and 2001, respectively.

PER SHARE COMPUTATION

                                                       ---------------------------------------------------------------
                                                            (a)                      (b)
                                                                             Shares Outstanding         Per Share
                                                                         --------------------------  -----------------
                                                       Results of
                                                       Operations          Basic           Diluted    Basic    Diluted
                                                       -----------       ---------        ---------  -------   -------
Net loss-     Three Months Ended June 30, 2002         $  (659,000)      2,912,000        2,912,000  $  (.23)  $  (.23)
               Six Months Ended June 30, 2002          $  (785,000)      2,912,000        2,912,000  $  (.27)  $  (.27)

Net loss-     Three Months Ended June 30, 2001         $  (473,000)      2,912,000        2,912,000  $  (.16)  $  (.16)
               Six Months Ended June 30, 2001          $  (849,000)      2,912,000        2,912,000  $  (.29)  $  (.29)